Exhibit 10.18(b)
Second Amendment To The
Sterling Chemicals, Inc. Comprehensive Welfare
Benefit Plan
     Whereas, Sterling Chemicals, Inc. (the “Corporation”) currently maintains a Comprehensive Welfare Benefit Plan (as amended, the “Existing Plan”);
     Whereas, pursuant to Section 10.02 of the Existing Plan, the Sterling Chemicals, Inc. Employee Benefits Plans Committee ( the “Committee”) has the right to amend the Existing Plan or any benefit agreement at any time; and
     Whereas, the Committee desires to, and hereby elects to, modify the medical and prescription drug benefit programs under the Existing Plan as provided in this Second Amendment to the Sterling Chemicals, Inc. Comprehensive Welfare Benefit Plan (this “Amendment”);
     Now, Therefore, this Amendment is hereby adopted.
     Section 1. Amendment of Article IV of the Existing Plan. Article IV of the Existing Plan is hereby amended by adding a new sentence thereto and the end thereof to read in its entirety as follows:
Notwithstanding any other provisions of the Retiree Medical Plan or the Retiree Prescription Drug Plan, a Participant who is receiving benefits under the Medicare Supplement portion of the Retiree Medical Plan will, upon reaching the lifetime benefit limit of $50,000, have coverage terminate on the last day of the month following the month in which such Participant is notified of reaching the $50,000 limit; provided, however, that such Participant will only be allowed prescription drug fills or refills of a 30 day supply (or one month supply) during this grace period.
     Section 2. Effect of Amendments. Except as amended and modified by this Amendment, the Existing Plan shall continue in full force and effect. The Existing Plan and this Amendment shall be read, taken and construed as one and the same instrument. This Amendment shall supersede any provisions of the Existing Plan to the extent those provisions are inconsistent with the provisions of this Amendment. Upon the effectiveness of this Amendment, each reference in the Existing Plan to “this Plan” or “the Plan” shall mean and be a reference to the Existing Plan as amended hereby.
     Section 3. Binding Effect. This Amendment shall inure to the benefit of, and shall be binding upon the Employer (as defined in the Existing Plan) and its successors and assigns and upon the Participants (as defined in the Existing Plan) and their respective heirs, executors, personal representatives, administrators, successors and assigns.
     Section 4. Severability. Should any clause, sentence, paragraph, subsection or Section of this Amendment be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Amendment, and the part or parts of this Amendment so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.
     Section 5. Governing Law. To The Extent Not Superseded By The Laws Of The United States, This Amendment Shall Be Construed and Enforced in Accordance With, and the Rights of the Parties Shall Be Governed By, the Internal Laws of the State of Texas, Without Reference to Principles of Conflicts of Law.
     In Witness Whereof, the Corporation has caused this Amendment to be duly executed in its name and on its behalf by its proper officer thereunto duly authorized effective as of November 25, 2008.

Sterling Chemicals, Inc.

Kenneth M. Hale
Senior Vice President and General Counsel